EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM

Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in two registration statements on Form S-8, the First Robinson Financial Corporation Recognition and Retention Plan and the First Robinson Financial Corporation 1998 Stock Option and Incentive Plan, of our report, dated June 15, 2007, relating to the consolidated balance sheet of First Robinson Financial Corporation as of March 31, 2007 and 2006, and related consolidated statements of income, stockholders’ equity and cash flows for the years then ended, which report appear in the March 31, 2007 Annual Report on Form 10-KSB of First Robinson Financial Corporation.

/s/ BKD, LLP

St. Louis, Missouri
June 27, 2007